Exhibit 19.1

Y-mAbs Therapeutics, Inc. Insider Trading Compliance Policy

I. PURPOSE

Y-mAbs Therapeutics, Inc. (“Y-mAbs” or the “Company”) has adopted this Insider Trading Compliance Policy (the “Policy”) to assist with compliance with insider trading laws and to prevent even the appearance of improper trading.  Additionally, this Policy prohibits the unauthorized disclosure and misuse of any material, non-public information.

II. SCOPE

A.	Persons Covered by This Policy. This Policy applies to all directors, officers, employees of Y-mAbs in addition to designated consultants and independent contractors of Y-mAbs. References to Y-mAbs include subsidiaries of Y-mAbs. References in this Policy to “you” (as well as general references to directors, officers, employees, consultants and independent contractors of Y-mAbs) should also be understood to include members of your immediate family, persons with whom you share a household, persons who reside with you, persons who do not live in your household but whose transactions in Y-mAbs securities are directed by you or are subject to your influence or control, persons who are your economic dependents and any other individuals or entities (including trusts) whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in YmAbs’s securities.
B.	Types of Transactions Covered by This Policy. Except as explicitly set forth in “Limited Exceptions” below, this Policy applies broadly to any purchase, sale, acquisition, transfer, disposition, gift or other transaction or arrangement in securities issued by Y-mAbs as well as derivative securities that are not issued by Y-mAbs, such as exchange-traded put or call options or swaps relating to Y-mAbs’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Y-mAbs’s securities in the public market but also any other purchases, sales, transfers, gifts or other acquisitions or dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities. Except as discussed in “Limited Exceptions” below, there are no exceptions from this Policy based on the size of the transaction or personal circumstances. In addition, it is the policy of Y-mAbs that no person subject to this Policy who, in the course of his or her relationship with Y-mAbs, learns of any confidential information that is material to another publicly traded company with which Y-mAbs does business, including but not limited to a partner, collaborator, customer or supplier of Y-mAbs,

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may trade in that other company’s securities until the information becomes public or is no longer material to that other company.

C. Applicability of This Policy after Your Departure.  You may not trade in the Company’s securities or securities of other applicable companies after your departure from Y-mAbs when you are aware of material non-public information regarding the Company until that information has become public or is no longer material.  Further, if your departure from Y-mAbs is during a trading blackout period (defined below), then you may not trade Y-mAbs’s securities or the securities of other applicable companies until the trading blackout period has ended. In addition, unless notified otherwise by the Company, the pre-clearance requirements set forth herein continue to apply for six months after your departure from Y-mAbs.

III. GENERALLY PROHIBITED ACTIVITIES

A.	Trading on material non-public information. The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on material non-public information. Except as discussed in “Limited Exceptions” below:
1.	you may not buy, sell or otherwise trade or engage in any transaction in Y-mAbs’s securities while aware of material non-public information relating to Y-mAbs. It does not matter that you did not “use” the information in your transaction. It is your responsibility to be certain that you do not have material non-public information when determining to trade.
2.	You may not buy, sell or otherwise trade in Y-mAbs’s securities during any trading blackout period applicable to you as designated by the Compliance Officer (as defined below).
B.	Tipping. You may not recommend the purchase or sale or other trade of Y-mAbs’s securities to another person. In addition, providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, you may not “tip” or provide material nonpublic information concerning the Company to any person within Y-mAbs whose job does not require having that information or outside Y-mAbs to other persons such as family, friends, business associates or investors, unless authorized by Y-mAbs in accordance with Y-mAbs policies regarding the protection and authorization of disclosures of information regarding Y-mAbs.
C.	Engaging in Short Sales. This Policy prohibits short sales (i.e., the sale of a security that the seller does not own at the time of the trade or must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Y-mAbs securities.

D.	Derivative Securities and Hedging Transactions. This Policy prohibits transactions in publicly traded options, such as puts and calls, and other derivative securities or any other inherently speculative transaction with respect to Y-mAbs securities with respect to Y-mAbs’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Y-mAbs securities.
E.	Pledging Company Securities as Collateral for Loans. This Policy prohibits the pledging of Y-mAbs securities as collateral for loans.
F.	Holding Company Securities in Margin Accounts. This Policy prohibits holding Y-mAbs securities in margin accounts.
G.	Frequent Trades of Company Securities. Y-mAbs strongly discourages you from actively trading in the Company’s securities. You should expect to hold any of the Company securities that you acquire for at least six months before you sell them, unless the securities are subject to forced sale (for example, as a consequence of a merger or acquisition).
H.	Placing Open Orders with Brokers. You should exercise caution when placing open orders, such as limit orders or stop orders (other than pursuant to an approved 10b5-1 Plan (as defined below)), with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material non-public information or otherwise are not permitted to trade in Y-mAbs securities. If you are subject to blackout periods or pre-clearance requirements, you are required to inform your broker of your obligations under this Policy when you place any open order at the time the order is placed. Individuals subject to pre-clearance requirements may not maintain open orders beyond the period for which pre-clearance has been obtained, except pursuant to a 10b5-1 Plan. Any order should be limited to a short duration and the person using such order is required to cancel such instructions immediately in event the restrictions on the ability to trade are imposed pursuant to Section IX - Trading Blackout Periods or otherwise.
I.	Trading in Securities of Other Companies. You may not engage in transactions involving the securities of any other company (e.g., Y-mAbs’s customers, vendors, partners, collaborators, suppliers and competitors) if you are aware of material non-public information about that company. Prohibited activities include: (i) trading in the securities of the other company, or (b) tipping or disclosing such material nonpublic information concerning the other company to anyone. Trades conducted through mutual funds or other trades over which you do not exert investment or voting control of securities are permissible. You may not assist anyone in engaging in any of the above prohibited activities.
J.	Pension Blackout. No director or executive officer of Y-mAbs may, directly or indirectly, purchase, sell or otherwise transfer any equity security of Y-mAbs (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Y-mAbs’s securities made pursuant to, and in compliance with, a 10b5-1 Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Y-mAbs will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of Y-mAbs should engage in any transactions in Y-mAbs’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Compliance Officer.

IV. DEFINITION OF INSIDERS AND ADDITIONAL RESTRICTIONS

A.	Board and Management Individuals. The members of the board of directors and the Company’s executive officers are defined as “Directors and Officers.” Directors and Officers are subject to Section IX - Trading Blackout Periods and Section X - Pre-Clearance of Trades.

B.	Other Insiders. All Y-mAbs’s employees and designated independent consultants and designated third-party contractors are defined as “Other Insiders” and are subject to Section IX - Trading Blackout Periods and Section X - Pre-Clearance of Trades.

V. LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by Y-mAbs under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, Directors and Officers must comply with the “shortswing” trading restrictions under Section 16(b) of the Exchange Act. You are responsible for complying with applicable law at all times.

A.	Transactions Pursuant to a Trading Plan that Complies with SEC Rules. The trading restrictions under this Policy do not apply to purchases and sales made pursuant to a written plan under Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) that is properly adopted and operated in compliance with the terms of this Policy set forth in Section XI below.
B.	Exercise of Stock Options. The trading restrictions under this Policy do not apply to the exercise of stock options for cash under Y-mAbs’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a net settlement or stock-for-stock exercise with Y-mAbs. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, because this involves selling a portion of the underlying securities to cover the costs of exercise, (iii) any other market sale whether or not for the purpose of generating the cash needed to pay the exercise price of an option; and (iv) the sale of any securities to cover tax withholding obligations. You shall notify the Compliance Officer in advance of your exercise of stock options under Y-mAbs’s stock option plans.

C.	Withholding of Securities. The trading restrictions under this Policy do not apply to the withholding of shares of restricted stock, securities underlying restricted stock units or performance-based restricted stock units or securities subject to an option by Y-mAbs to satisfy tax withholding requirements. However, the trading restrictions under this Policy do apply to the sale of any securities to cover tax withholding obligations other than pursuant to "sell to cover" arrangements implemented by Y-mAbs.
D.	Purchases under the Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to the purchase of securities through the employee stock purchase plan established by Y-mAbs on periodic designated dates in accordance with such plan. However, the trading restrictions do apply to elections to participate in such plan, the sale of any such securities and changing instructions regarding the level of withholding contributions which are used to purchase securities.
E.	Change in Form of Ownership. Transactions that involve merely a change in the form in which you own securities are generally not subject to the trading restrictions under this Policy. For example, you may transfer securities to an inter vivos trust of which you are the sole beneficiary during your lifetime. However, you must notify the Compliance officer in advance of any such transaction.
F.	401(k) Plan. The trading restrictions under this policy do not apply to purchases of Y-mAbs’s securities in Y-mAbs’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Y-mAbs stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Y-mAbs stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Y-mAbs stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Y-mAbs stock fund.
G.	Other Exceptions. Any other exception from this Policy must be approved by an independent committee of the Compliance Officer.

VI. POTENTIAL PENALTIES AND DISCIPLINARY ACTIONS

A.	Civil and Criminal Penalties for Insider Trading. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. In such circumstances, Y-mAbs may also be required to pay major civil or criminal penalties.
B.	Disciplinary Actions. Violations of this Policy may result in disciplinary action, up to and including dismissal for cause. In addition, Y-mAbs may give stop transfer and other instructions to Y-mAbs’s transfer agent or equity plan administrator to enforce compliance with this Policy.

VII. COMPLIANCE OFFICER

The Company has designated the Company’s General Counsel as the individual responsible for ensuring compliance with this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following:

A.	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
B.	Reviewing and either approving or denying all proposed trades by Directors and Officers and Other Insiders in accordance with the pre-clearance procedures set forth in Section X.
C.	Designating and announcing trading blackout periods during which you may not trade in Y-mAbs’s securities.
D.	Providing copies of this Policy and other appropriate materials to all new Directors and Officers and Other Insiders.
E.	Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.
F.	Assisting in the preparation and filing of all required reports to the Securities and Exchange Commission (the “SEC”) relating to insider trading in Y-mAbs’s securities.
G.	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or revising the Policy to impose additional restrictions or requirements as otherwise deemed necessary or appropriate with the approval of the board of directors of Y-mAbs or other authorized committee of the board of directors of Y-mAbs.

VIII. DETERMINING WHETHER INFORMATION IS MATERIAL AND NON-PUBLIC

A. “Material” Information

Information is material if it would influence a reasonable investor in deciding whether to buy, hold or sell securities or if a reasonable investor would view the information as significantly altering the total mix of information in the marketplace. There is no bright-line test for determining whether particular information is material, and such determination depends on the facts and circumstances unique to each situation. In general, any information that could reasonably be expected to affect the market price of a company’s securities or be important to investors is likely to be material. Both positive and negative information may be material.  If information makes you want to trade in securities, it would probably have the same effect on others.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to:

•	Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, significant changes in liquidity or accounting restatements;

•	Major contracts, licenses, orders, suppliers, customers, or finance sources or the loss thereof or product introductions or product defects;
•	Status or developments in research and development, clinical trials, clinical data or relating to intellectual property;
•	Legal or regulatory developments, including new product approvals;
•	Major events involving Y-mAbs’s securities, including sales of securities, calls of securities for redemption, adoption of securities repurchase programs, option repricings, stock splits, or changes in dividend policies;
•	Potential significant mergers and acquisitions, or sale of significant business or asset;
•	Major personnel changes, such as changes in senior management or lay-offs and restructuring events;
•	Tender offers, proxy rights, litigation or settlement;
•	Impending bankruptcy;
•	Disruption in operations or unauthorized access of property or assets; and
•	Cybersecurity incidents.

If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material. B. “Non-Public” Information.

Information is considered non-public until it has been broadly disseminated by the Company to the public through a widely circulated news or wire service (such as PR Newswire, MarketWired, Bloomberg, Dow Jones, etc.), through a pre-announced public webcast, or through a public filing with the SEC.   The information disseminated must be some form of authorized “official” announcement or disclosure by YmAbs, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements published by other parties and/or attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate.   Finally, for the purposes of this Policy, information will be considered non-public until at least two full trading days have elapsed following the Company’s widespread public release of the information. Any questions as to whether information is non-public should be directed to the Compliance Officer.

The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

IX. TRADING BLACKOUT PERIODS

A.	Trading Only When Trading Window is Open. To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Y-mAbs has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time.

B.	No Trading While Aware of Material Non-public Information. It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading while in possession of material non-public information and any other applicable restrictions in this Policy. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
C.	Quarterly Blackout Periods. Except as discussed in “Limited Exceptions,” Directors and Officers and Other Insiders must not trade Y-mAbs’s securities during quarterly blackout periods. From time to time, Y-mAbs may identify other persons who should be subject to Quarterly Blackout Periods. The Compliance Officer may update and revise the persons who are designated as Other Insiders. Even when a Quarterly Blackout Period is not in effect, an individual may be subject to other trading restrictions under this Policy.
D.	Duration of Quarterly Blackout Periods. The “Quarterly Blackout Period” generally starts at the beginning of the day that is two weeks prior to the last day of each fiscal quarter and ends after two full trading days following the public disclosure of the financial results for that fiscal period. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make trades by Y-mAbs employees, directors or designated consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material non-public information that should not be communicated to any other person.
E.	Notification of the End of Quarterly Blackout Period. If this Section IX applies to you, Y-mAbs will notify you when each Quarterly Blackout Period starts and ends so that you will know when you may and may not trade Y-mAbs’s securities. Individuals subject to this Section IX are responsible for complying with the blackout period described in this Policy regardless of whether you receive notification from Y-mAbs about the period.
F.	Special Blackout Periods. From time to time, Y-mAbs may also prohibit you from engaging in transactions involving Y-mAbs’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. Y-mAbs will generally impose special blackout periods when there are material developments known to Y-mAbs that have not yet been disclosed to the public. Special blackout periods may be declared for any reason at the discretion of the Compliance Officer.

Y-MABS WILL NOTIFY YOU IF YOU ARE SUBJECT TO A SPECIAL BLACKOUT PERIOD, IN WHICH CASE YOU

MAY NOT TRADE Y-MABS’S SECURITIES UNTIL INSTRUCTED THAT IT IS PERMISSIBLE, AND YOU SHOULD NOT DISCLOSE THE EXISTENCE OF THE SPECIAL BLACKOUT PERIOD TO OTHERS.

X. PRE-CLEARANCE OF TRADES

Directors and Officers and Other Insiders, including family members of the foregoing and trusts, corporations and other entities controlled by the foregoing (collectively, “Pre-Clearance Individuals”) must refrain from trading Y-mAbs’s securities (including option exercises, gifts, contributions to a trust or other contributions) without first obtaining pre-clearance of the transaction from the Compliance Officer.

A.	Pre-Clearance Procedures for Pre-Clearance Individuals. Pre-Clearance Individuals may obtain pre-clearance of a trade from the Compliance Officer by:
1.	Emailing the Compliance Officer at least three business days prior to the proposed trade and receiving pre-approval for such trade during the Open Window Period. The request for preclearance should indicate the amount and nature of the proposed trade;
2.	Certifying to the Compliance Officer in writing at least one business day prior to the proposed trade that you are not aware of material nonpublic information concerning Y-mAbs and that should you receive pre-approval to trade you will complete the transaction within three trading days and in no event during a blackout period;
3.	Approval must be in writing, specifying the securities and timing involved; and
4.	If the Compliance Officer desires to complete any trades involving Y-mAbs’s securities, he or she must first obtain approval of the Chief Executive Officer and Chief Financial Officer in accordance with the pre-clearance procedure described above.
B.	Trades Must be Completed Within Five Trading Days After Pre-Clearance. After the receipt of pre-clearance approval, the requested trade(s) must be completed within five trading days of the approval and, in any event, may not be affected during a blackout period. Once the approval period has expired, a new notice and certification must be requested to trade in Y-mAbs’s securities.
C.	No Obligation to Approve Trades. The Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade at his or her discretion.
D.	Hardship Exemptions. Those subject to the blackout periods may request a hardship exemption during a Blackout Period if they are not in possession of material non-public information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Compliance Officer.
E.	Audit Committee Chair Approval. The Compliance Officer shall be obligated to obtain approval from the Chairperson of the Audit Committee of the Company’s board of directors before approving any proposed trades by the Company’s Chief Executive Officer, Chief Financial Officer or a Board member.

XI. 10B5-1 TRADING PLAN GUIDELINES

The following provisions contain guidelines for any Rule 10b5-1 trading plan covering publicly traded securities of Y-mAbs Therapeutics, Inc. (the “Company”). In addition to honoring these guidelines, all 10b5-1 trading plans, along with any amendments or modifications to those plans, must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•PLAN ADOPTION AND APPROVAL. The 10b5-1 trading plan must be in writing and signed by the participant establishing the plan. The Compliance Officer or an individual designated by the Compliance Officer must pre-approve, in writing, each 10b5-1 trading plan, including any amendment, modification or termination. Participants must enter into a plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act. In addition, all participants that enter into a 10b5-1 trading plan must act in good faith with respect to such plan on an ongoing basis. Participants must provide the Compliance Officer with a copy of any executed 10b5-1 trading plan or any modification or amendment thereof.
•REPRESENTATION/CERTIFICATION. The 10b5-1 trading plan must include a representation certifying that, at the time of adoption, the participant: (i) is not aware of any material nonpublic information about the Company or its securities and (ii) is adopting the 10b5-1 trading plan in good faith and not as part of a scheme to evade the prohibitions of Section 10(b) of the Exchange Act.
•TIMING AND TERM OF A PLAN. There are limits on when a 10b5-1 trading plan can be adopted, so plan ahead. In short, a participant can only set up a 10b5-1 trading plan when the participant does not possess material nonpublic information about the Company. In addition, participants that are subject to trading windows under the Company’s Insider Trading Policy may only adopt a trading plan during an open trading window. Each 10b5-1 trading plan must have a term of at least 9 months but no longer than 24 months. That said, a 10b5-1 trading plan may provide for early termination at any time after 90 days following the termination of the participant’s employment or directorship.
•TIMING OF A PLAN AMENDMENT OR MODIFICATION. All participants must pre-clear any modification of a 10b5-1 trading plan with the Compliance Officer or an individual designated by the Compliance Officer. In addition, all participants must promptly notify the Compliance Officer or an individual designated by the Compliance Officer following any pre-approved modification of a 10b5-1 trading plan and provide a copy of such modified plan. Each 10b5-1 trading plan may be amended or modified to change the amount, price or timing of the purchase or sale of the securities underlying a 10b5-1 trading plan (a “Material Modification”) only when the participant does not possess material nonpublic information about the Company. In addition, participants that are subject to trading windows under the Company’s Insider Trading Policy may only enter into a Material Modification during an open trading window. Any Material Modification must include the representation set forth under “Representation/Certification” above. A Material Modification of a 10b5-1 trading plan may not be entered into more than once in any 12-month period. If a participant enters into separate contracts at the same time with different agents to execute trades that are collectively compliant with Rule 10b5-1, such contracts may be treated as a single plan and a Material Modification of any such contract will be considered a Material Modification of the other such contracts.

•TERMINATION. All participants must pre-clear any termination of a 10b5-1 trading plan. In addition, all participants must promptly notify the Compliance Officer or an individual designated by the Compliance Officer following any pre-approved termination of a 10b5-1 trading plan. Participants are discouraged from terminating a 10b5-1 trading plan while in possession of material nonpublic information. In addition, participants that are subject to trading windows under the Company’s Insider Trading Policy are discouraged from terminating a 10b5-1 trading plan during a closed trading window.  If a participant terminates their 10b5-1 trading plan early, they must wait at least 30 days before trading outside of the 10b5-1 trading plan.
•DELAYED EFFECTIVENESS OF FIRST TRADE. The first trade under a 10b5-1 trading plan cannot occur until the later of: (i) 90 days following the adoption of the 10b5-1 trading plan; or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption of the plan), (the “Waiting Period”).  Following a Material Modification of a 10b5-1 trading plan, a participant may not trade under the plan until the expiration of the applicable Waiting Period measured from the date of the Material Modification.
•RELATIONSHIPS WITH PLAN BROKER; NO SUBSEQUENT INFLUENCE. If the 10b5-1 trading plan allows a broker discretion regarding the details of trading (e.g., timing, share amounts), the participant cannot communicate any material nonpublic information about the Company to the broker, or attempt to influence how the broker exercises its discretion. In addition, any individual who is authorized to exercise discretion in executing the participant’s 10b5-1 trading plan must be a different individual from the person who executes trades for the participant in other securities.
•PLAN SPECIFICATIONS; DISCRETION REGARDING TRADES. The 10b5-1 trading plan must specify the amount of stock to be purchased or sold, or specify or set an objective formula for determining the amount of stock to be sold. Other than plans providing for nondiscretionary sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of restricted stock or restricted stock units (“Qualified Sell-to-Cover Transactions”), 10b5-1 trading plans that are designed to effect the open-market purchase or sale of Company securities as a single trade may only be entered into once per 12-month period. Transaction types such as market, limit, and VWAP orders are allowed. Each 10b5-1 trading plan should specify the timing of trading or allow for the broker to exercise its discretion regarding the timing of trading. While the Company generally will not comment on the specific trading instructions proposed to be included in a 10b5-1 trading plan, the Company may, in the exercise of his/her discretion, refrain from approving a proposed 10b5-1 trading plan on the basis of the proposed trading instructions. For example, the Company likely will not approve a 10b5-1 trading plan if the trading instructions provide for trades on a frequent (e.g., weekly) basis for an extended time period.
•OTHER TRADES. Trading the Company’s securities outside of a participant’s 10b5-1 trading plan could, in certain circumstances, jeopardize the validity of a participant’s plan. Therefore, except as may be approved in advance by the Compliance Officer, no participant entering into a 10b5-1 trading plan may make open-market purchases or sales of the Company’s securities while a 10b5-1 trading plan is in effect.

•ONLY ONE PLAN IN EFFECT AT ANY TIME. A participant may have only one 10b5-1 trading plan in effect at any time. However, a participant may, during the term of an existing plan, adopt one new 10b5-1 trading plan to replace the existing plan, but only if the first scheduled trade under the new 10b51 trading plan does not occur before all trades under the existing 10b5-1 trading plan are completed or expire without execution; provided, however, that if a participant terminates the existing plan after adoption of the replacement plan but prior to the existing plan’s scheduled expiration, the participant trades may not commence under the replacement plan until the expiration of the applicable Waiting Period, measured from the date of termination of the existing plan. This restriction on overlapping plans does not apply to plans providing for Qualified Sell-to-Cover Transactions.
•NO HEDGING. Individuals subject to the Insider Trading Policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding the Company’s securities. Likewise, before adopting a 10b5-1 trading plan, the participant may not have entered into a transaction or position that has yet to settle with respect to the securities subject to the 10b5-1 trading plan. The participant must also agree not to enter into any such transaction while the 10b5-1 trading plan is in effect.
•MANDATORY SUSPENSION OR TERMINATION. Each 10b5-1 trading plan must suspend trades or terminate if legal, regulatory, or contractual restrictions are imposed on the participant, or other events occur that would prohibit sales under such a plan. For example, trading would need to be suspended or the plan terminated if these guidelines were amended to preclude the particular sort of trade contemplated by the plan.
•COMPLIANCE WITH RULE 144. Each 10b5-1 trading plan must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Forms 144, when applicable. If you need additional information on Rule 144 and Form 144, please contact the Compliance Officer. If requested by the Company, participants must footnote trades disclosed on Forms 144 to indicate that the trades were made pursuant to a 10b5-1 trading plan.
•BROKER OBLIGATION TO PROVIDE NOTICE OF TRADES. Each 10b5-1 trading plan must provide that the broker will promptly notify the participant and the Company of any trades under the plan so that, where required, the participant can make timely filings under the Exchange Act (i.e., no later than the close of business on the day of the trade).
•REQUIRED EXCHANGE ACT FILINGS. Each 10b5-1 trading plan must contain an explicit acknowledgement by the participant that all Section 16 filings required by the Exchange Act, as a result of or in connection with trades under the plan, are the sole obligation of the participant and not the Company. In addition, the Company is required to disclose certain information on a quarterly basis on Form 10-Q and 10-K with respect to the adoption, Material Modification or termination of 10b5-1 trading plans by any director or Section 16 officer. Directors and Section 16 officers must, in any Section 16 filing reporting a transaction effected pursuant to a 10b5-1 trading plan, check the appropriate box to indicate that the transaction is pursuant to a 10b5-1 trading plan and provide the date of adoption of the plan. By entering into a 10b5-1 trading plan, the Company’s directors and Section 16 officers are deemed to understand, and agree to cooperate with the Company with respect to, such disclosure obligations, including by notifying the Compliance Officer of information relevant to the preparation of such disclosure.
•COMPANY NOT PARTY TO THE PLAN.  The 10b5-1 trading plan may not have the Company as party to the plan, although it can have a representation by the participant to the effect that the Company has reviewed the plan.
•EXCEPTIONS; WAIVERS. All requests for exceptions to or waivers of these guidelines must be reviewed and approved by the Compliance Officer or an individual designated by the Compliance Officer.

* * *

Approved: January 25, 2024, replacing version of March 21, 2023.

Insider Trading Policy Compliance Statement

TO: Y-mAbs Therapeutics, Inc.

RE: Insider Trading Compliance Policy of Y-mAbs Therapeutics, Inc.

I have carefully reviewed the Insider Trading Compliance Policy (the “Policy”) of Y-mAbs Therapeutics Inc. (“Y-mAbs”), and understand its provisions.  I certify that, to the best of my knowledge, I have complied with the Policy and its procedures since such date that I reviewed the Policy (or since the commencement of my employment with, or other service to, Y-mAbs, if after such date) and that I will continue to adhere to the Policy and these procedures in the future.

Without limiting the preceding paragraph, (a) if I am subject to pre-clearance requirements under the Policy, I understand that the Compliance Officer will exercise his or her judgment in determining whether to approve particular transactions by me in Y-mAbs securities or my establishment of any Rule 10b5-1 Plan for trading in Y-mAbs securities and (b) to subject me to any “blackout periods.” I acknowledge and affirm that the Compliance Officer’s determination with regard to any particular transaction, plan, or blackout period will be made in its discretion and solely on behalf of, and for the benefit of, Y-mAbs and will not constitute legal advice to me, and I further acknowledge and affirm the Compliance Officer’s right to make that determination in his or her sole discretion.  I hereby agree to be bound by, and to accept without objection, any determination of the Compliance Officer not to permit any such transaction or plan, or to subject me to any such blackout period.

I realize that failure to observe and comply with all of the provisions contained in the Policy may subject me to disciplinary action by the Company, including discharge.

Acknowledged by:

Signature:   Date:

Print Name:

Title: